UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ALLENA PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Newton Executive Park

Suite 202

Newton, MA 02462

April 26, 2019

Dear Allena Stockholder:

We are pleased to invite you to attend our 2019 Annual Meeting of Stockholders, or the Annual Meeting. The Annual Meeting will be held on June 5, 2019, at 9:00 a.m., local time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210. Enclosed are the following:

•	Our Notice of Annual Meeting of Stockholders, or the Notice, and proxy statement;

•	Our 2018 Annual Report; and

•	A proxy card with a return envelope to record your vote.

The Notice lists the matters to be considered at the Annual Meeting, and the proxy statement describes the matters listed in the Notice.

If you were either a stockholder of record as of April 8, 2019, or held shares as of April 8, 2019 that were not registered in your own name, but rather were registered in the name of a bank, broker or other institution, you will receive a Notice Regarding Internet Availability of Proxy Materials with instructions that you must follow for your shares to be voted.

Your vote at the Annual Meeting is important. Whether or not you plan to attend the Annual Meeting in person, we ask that you vote as soon as possible by proxy so that your shares are represented at the Annual Meeting. We appreciate your participation and your interest in Allena Pharmaceuticals, Inc.

Sincerely,

Louis Brenner, M.D.
President and Chief Executive Officer, Director

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2019 Annual Meeting of Stockholders of Allena Pharmaceuticals, Inc., or the Annual Meeting, will be held on Wednesday, June 5, 2019, at 9:00 a.m., local time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210, for the following purposes:

1. To elect three Class II directors as nominated by our Board of Directors, each to serve a three-year term expiring at the 2022 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The record date for the Annual Meeting is April 8, 2019. Only stockholders of record as of the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

For stockholders of record and stockholders who hold shares in street name through a bank, broker or other institution as of the record date, we will provide access to our proxy materials, including our 2018 Annual Report, via the Internet at www.voteproxy.com. Accordingly, on or about April 26, 2019, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials to all stockholders of record and stockholders who held shares in street name as of the record date notifying them that, among other things, they can access our proxy materials and request to receive a printed set of proxy materials at www.proxydocs.com/ALNA.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE AS PROMPTLY AS POSSIBLE.

BY ORDER OF THE BOARD OF DIRECTORS

Louis Brenner, M.D.
President and Chief Executive Officer, Director

Dated: April 26, 2019

i

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2019

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2022; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities Exchange Commission, or SEC.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

PROXY STATEMENT—2019 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement contains information about the 2019 Annual Meeting of Stockholders, or the Annual Meeting, of Allena Pharmaceuticals, Inc., a Delaware corporation, including any postponements or adjournments of the Annual Meeting. The Annual Meeting will be held on June 5, 2019, at 9:00 a.m., local time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210. In this proxy statement, we sometimes refer to Allena Pharmaceuticals, Inc. and its subsidiaries as “Allena,” the “Company,” “we,” “us,” or “our.”

This proxy statement contains important information for you to consider when deciding how to vote on the matters for which we are soliciting proxies. Please read it carefully.

Who Can Vote?

Only stockholders of record at the close of business on April 8, 2019, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 20,816,064 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Stockholder of Record: Shares Registered in Your Name

If, on the record date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record, and you can vote your shares at the Annual Meeting by one of the methods described below in the section entitled “How Do I Vote and When is the Deadline for Voting?”

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on the record date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and you may vote your shares at the Annual Meeting by one of the methods described below in the section entitled “How Do I Vote and When is the Deadline for Voting?”

How Will I Receive Proxy Materials?

On or about April 26, 2019, we will begin mailing a Notice Regarding Internet Availability of Proxy Materials, or the Notice, to all stockholders of record and stockholders who held shares in street name. We have posted our proxy materials on the website referenced in the Notice (www.proxydocs.com/ALNA). You may choose to access our proxy materials on the website referenced in the Notice or may request to receive a printed set of our proxy materials by either writing to our Investor Relations Department, Allena Pharmaceuticals, Inc., One Newton Executive Park, Suite 202, Newton, MA 02462 or e-mailing paper@investorelections.com.

What Proposals Will Be Presented at the Annual Meeting and What Are the Voting Recommendations of the Board of Directors?

The proposals that will be presented at the Annual Meeting and our Board of Directors’ voting recommendations are set forth in the table below:

Proposal		Board of Directors’ Voting Recommendation
(1)	Elect three Class II directors, as nominated by our Board of Directors, each to serve a three-year term until our 2022 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.	FOR each nominee

(2)	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.	FOR ratification

We will also consider any other business that properly comes before the Annual Meeting. We are not currently aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card will vote the shares in their discretion.

How Do I Vote and When is the Deadline for Voting?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. Voting by proxy will not affect your right to attend the Annual Meeting.

Stockholder of Record

If your shares are registered directly in your name, you may vote:

•

By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Your proxy card must be received on or before June 4, 2019, to be counted.

•

In person at the Annual Meeting. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

•

By telephone. You may vote over the telephone by calling toll-free 866-229-3489 in the U.S. and follow the recorded instructions. Please have your proxy card available when you call. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 4, 2019, to be counted.

•

Over the Internet. You may vote via the Internet by going to www.proxypush.com/ALNA and following the on-screen instructions. Please have your proxy card available when you access the webpage. Your vote must be received by 11:59 p.m. Eastern Daylight Time on June 4, 2019, to be counted.

Hold Shares in Street Name

If you hold shares in street name, the organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. The stockholder of record will provide you with instructions on how to vote your shares. Internet and telephone voting will be offered to stockholders owning shares through most banks and brokers. Additionally, if you would like to vote in person at the Annual Meeting, contact the broker or other nominee who holds your shares to obtain a broker’s proxy card, and bring it with you to the Annual Meeting. You will not be able to vote at the Annual Meeting unless you have a proxy card from your broker.

How Many Votes Do I Have?

Each share of common stock that you own as of the record date entitles you to one vote on each matter to be voted on at the Annual Meeting.

What If I Return a Proxy Card But Do Not Make Specific Choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted on the matters as recommended by our Board of Directors.

Will My Shares Be Voted if I Do Not Return My Proxy Card or Vote by the Deadline?

If you are a stockholder of record, your shares will not be voted if you do not vote using one of the methods described in the section above entitled “How Do I Vote and When is the Deadline for Voting?” in advance of the deadline.

If your shares are held in street name, and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote and When is the Deadline for Voting?,” the bank, broker or other nominee may exercise discretionary authority to vote on routine proposals, but may not vote on non-routine proposals. If your bank, broker or nominee votes on a routine proposal, the shares that cannot be voted on non-routine matters by the bank, broker or nominee that holds your shares are called broker non-votes. Broker non-votes will be deemed present at the Annual Meeting for purposes of determining whether a quorum exists for the Annual Meeting.

The election of directors (Proposal No. 1) is considered non-routine under applicable rules. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019 (Proposal No. 2) is considered routine under applicable rules.

We encourage you to provide voting instructions to the bank, broker or other nominee that holds your shares. This ensures your shares will be voted at the Annual Meeting in the manner you desire.

May I Revoke My Proxy?

If you give a proxy, you may revoke your proxy at any time before the Annual Meeting in any one of the following ways:

•	signing a new proxy card, and submitting it as instructed above in advance of the deadline;

•	notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•

attending the Annual Meeting in person and voting in person if you are a stockholder of record (attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it).

What If I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote and When is the Deadline for Voting?” for each account to ensure that all of your shares are voted.

What Vote is Required to Approve Each Proposal?

Proposal No. 1 – the election of three Class II directors – requires an affirmative vote of a plurality of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and vote on the proposal.

Proposal No. 2 – the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm – requires the affirmative vote of a majority of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and vote on the proposal. This vote is non-binding. However, if stockholders fail to ratify the selection of Ernst & Young LLP, the audit committee of our Board of Directors will reconsider whether or not to retain the firm for 2019. Even if the selection of Ernst & Young LLP is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during 2019 if it determines that such a change would be in the best interests of the Company and its stockholders.

What is a Quorum and How are Votes Counted?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote on the record date are represented at the meeting either in person or by proxy. Your shares will be counted towards the quorum only if a valid proxy or vote is submitted with respect to such shares. Shares represented by abstentions and broker non-votes will be counted in determining whether there is a quorum for the Annual Meeting.

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For” and “Withhold” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will have no effect on Proposal No. 1 (the election of directors), but will have the effect of a vote against Proposal No. 2 (the ratification of our independent registered public accounting firm). Broker non-votes will not be counted towards the vote total for any proposal.

Who Will Pay the Costs of Soliciting these Proxies, and How Are They Being Solicited?

Proxies are being solicited by the Company. We will pay all of the costs of soliciting the proxies described in this proxy statement. Our directors and employees may solicit proxies on our behalf in person or by telephone, fax or electronic transmission. We will not pay these directors and employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals, and to obtain authority to execute proxies, and reimburse them for their expenses.

If you choose to access the proxy materials and/or vote on the Internet or telephonically, you are responsible for access charges you may incur.

How Can I Find Out the Results of the Voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

Attending the Annual Meeting

The Annual Meeting will be held on June 5, 2019 at 9:00 a.m., local time, at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210. When you arrive at the Annual Meeting location, signs will direct you to the appropriate meeting room. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction provided to you by your bank, broker or other nominee, or other similar evidence of ownership. You are not required to attend the Annual Meeting in order to vote.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of nine directors. However, Axel Bolte, who is currently a Class II director, is not standing for reelection to the Board of Directors, with his term ending upon conclusion of the Annual Meeting, at which time the Board of Directors shall consist of and be fixed at eight members. Our amended and restated certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors. Each class serves for a staggered three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. The terms of our Class II directors, Axel Bolte, Louis Brenner, M.D., Allene Diaz, and Robert Tepper, M.D. will expire at the Annual Meeting. The terms of our Class III directors, Robert Alexander, Ph.D. and Gino Santini, will expire at the Annual Meeting of stockholders to be held in 2020. The terms of our Class I directors, Alexey Margolin, Ph.D., Andrew A.F. Hack, M.D., Ph.D., and James N. Topper, M.D., Ph.D., will expire at the Annual Meeting of stockholders to be held in 2021.

Upon the recommendation of our nominating and corporate governance committee, our Board of Directors has nominated Dr. Brenner, Dr. Tepper, and Ms. Diaz for re-election as Class II directors at the Annual Meeting.

There are no arrangements or understanding with any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee. We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may be voted for another nominee proposed by the Board of Directors. If for any reason a nominee proves unable or unwilling to stand for election, the Board of Directors will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy. The Board of Directors has no reason to believe that any of the nominees would prove unable to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Nominees for Election as Director

Set forth below is the name, age, principal occupation, and business experience, as well as the year of election to the Board of Directors for each nominee for election as a director at the Annual Meeting. If the nominees listed below are elected, each such individual will hold office until the annual meeting of stockholders to be held in 2022 and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

Name	Age	Position(s) Held	Director Since
Louis Brenner, M.D.	49	Chief Executive Officer and President, Director	2019
Allene Diaz	54	Nominee for Director	2019
Robert Tepper, M.D.	63	Director	2011

Louis Brenner, M.D. has served as a member of our Board of Directors and Chief Executive Officer since February 2019 and our President since February 2017. He also served as our Chief Operating Officer from April 2015 to February 2019. Dr. Brenner has more than a decade of industry leadership experience, including pharmaceutical development strategy, regulatory affairs, business development and marketing. From January 2014 to April 2015, Dr. Brenner served as Senior Vice President and Chief Medical Officer at Idera Pharmaceuticals, Inc. (Nasdaq: IDRA). Dr. Brenner served as Chief Medical Officer for Radius Health, Inc. (Nasdaq: RDUS), a biopharmaceutical company, from November 2011 to January 2014. Dr. Brenner has designed, planned and directed successful clinical trials at all stages and in multiple indications. He also serves on the board of directors of Goldfinch Biopharma Inc., a privately held biotechnology company. Dr. Brenner earned a B.S. from Yale University, an M.D. from Duke University and an M.B.A. from Harvard Business School. He completed his residency in internal medicine at Brigham and Women’s Hospital and his fellowship in nephrology at Brigham and Women’s Hospital and Massachusetts General Hospital. Dr. Brenner holds a clinical appointment at Brigham and Women’s Hospital. We believe that Dr. Brenner’s background as an executive officer and director of biopharmaceutical companies companies, as well as his scientific and medical background, provide him with the qualifications and skills to serve as a member of our Board of Directors.

Allene Diaz has served as a member of our Board of Directors since April 2019. She has served as the Senior Vice President of Global Commercial Development and Program Strategy at TESARO, Inc. since May 2015. She currently serves as an independent director of Erytech Pharma SA, a clinical-stage biopharmaceutical company developing innovative therapies for cancer. Prior to her tenure at TESARO, Inc., Ms. Diaz spent seven years at EMD/Merck Serono, divisions of Merck KGaA, Darmstadt, Germany in a variety of roles, including Senior Vice President, Managed Markets and Senior Vice President, Head of US Oncology Commercial. She also spent time as the Head of Global Strategic Planning and as the Head of the Global Oncology Business Unit for Merck Serono. In addition, Ms. Diaz has held management positions at several leading biopharmaceutical companies, including Amylin Pharmaceuticals, Biogen and Pfizer. Ms. Diaz has a B.S. from Florida State University. We believe that Ms. Diaz’s experience with pharmaceutical companies and her executive leadership, managerial and business experience qualifies her to serve on our Board of Directors.

Robert Tepper, M.D. has served as a member of our Board of Directors since September 2011. Dr. Tepper is a partner of Third Rock Ventures, L.P., or Third Rock, which he co-founded in March 2007 and where he focuses on the formation, development and scientific strategy of Third Rock’s portfolio companies, as well as actively identifying and evaluating new investments. Prior to joining Third Rock, Dr. Tepper served as President of Research and Development at Millennium Pharmaceuticals, Inc. Dr. Tepper serves as an adjunct faculty member at Harvard Medical School and Massachusetts General Hospital and previously served as an advisory board member of several healthcare institutions, including the Partners HealthCare Center for Personalized Genetic Medicine, Harvard Medical School and Tufts Medical School. Dr. Tepper is a board member of the public companies Jounce Therapeutics, Inc. (Nasdaq: JNCE) and Neon Therapeutics (Nasdaq: NTGN) and various private life sciences companies. Dr. Tepper was previously a board member of the public company bluebird bio, Inc. (Nasdaq: BLUE) and Kala Pharmaceuticals, Inc. (Nasdaq: KALA). Dr. Tepper also previously served on the board of overseers at Tufts University and on the Council of the National Center for Advancing Translational Sciences at the National Institutes of Health. Dr. Tepper holds an A.B. in biochemistry from Princeton University and an M.D. from Harvard Medical School. We believe that Dr. Tepper’s experience in the venture capital industry, particularly with biotech and pharmaceutical companies, combined with his experience building and operating research and development operations, on the boards of public and private life sciences companies and as faculty and advisory board member of several healthcare institutions, qualify him to serve as a member of our Board of Directors.

In addition to the individual attributes of each of our directors listed above, we highly value the collective qualifications and experiences of our Board of Directors members. We believe the collective viewpoints and perspectives of our directors result in a Board of Directors that is dedicated to advancing the interests of our stockholders.

There are no family relationships among any of our directors standing for election.

Vote Required

Directors are elected by a plurality of the votes cast at the meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of the director. The three nominees receiving the highest number of “FOR” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board of Directors.

Our Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

Directors Continuing in Office

Set forth below are the names, ages, principal occupations, and business experience, as well as year of election to the Board of Directors, for the remaining members of our Board of Directors whose terms continue beyond the Annual Meeting.

Name	Age	Term Expires	Position(s) Held	Director Since
Robert Alexander, Ph.D.	49	2020	Director	2016
Gino Santini	62	2020	Director	2012
Andrew A. F. Hack, M.D., Ph.D.	45	2021	Director	2018
Alexey Margolin, Ph.D.	66	2021	Director	2011
James Topper, M.D., Ph.D.	57	2021	Director	2011

Robert Alexander, Ph.D. has served as a member of our Board of Directors since June 2016. Since April 2017, Dr. Alexander has served as the chief executive officer of Allakos Inc. From December 2013 to April 2017, Dr. Alexander served as Chief Executive Officer of ZS Pharma (acquired by AstraZeneca in December 2015), where he also served as a member of the board of directors, including as Chairman from March 2013 to March 2014. From November 2005 to March 2013, Dr. Alexander served as a Director at Alta Partners, a venture capital firm in life sciences. In addition, he acted as Executive Chairman and interim Chief Executive Officer of SARcode Biosciences (acquired by Shire plc in April 2013), a biopharmaceutical company. During his time at Alta, he led investments in SARcode Biosciences, Lumena Pharmaceuticals, ZS Pharma and Allakos. Previously, Dr. Alexander was a Principal in MPM Capital’s BioEquities fund where he sourced opportunities and led due diligence efforts for both public and private investments. Dr. Alexander also previously worked in the Business Development group at Genentech (now a member of the Roche Group), a biotechnology company, where he was responsible for sourcing and screening product opportunities based on scientific merit and strategic fit, leading diligence teams and negotiating terms and definitive agreements. Dr. Alexander joined Genentech after completing his post-doctoral fellowship at Stanford University in the Pathology department. He also holds a Ph.D. with a focus in immunology from the University of North Carolina and a B.A. in zoology from Miami University of Ohio. We believe Dr. Alexander is qualified to serve on our Board of Directors based on his background and experience in the life sciences sector.

Gino Santini has served as a member of our Board of Directors since February 2012. Mr. Santini is the Chairman of the board of directors of AMAG Pharmaceuticals (Nasdaq: AMAG), and a member of the board of directors of Horizon Pharma plc (Nasdaq: HZNP), Intercept Pharmaceuticals (Nasdaq: ICPT), Collegium Pharmaceuticals (Nasdaq: COLL), Intarcia Therapeutics, and Artax Biopharma. He previously served on the boards of SORIN SpA (SRN.MI) and Vitae Pharmaceuticals (Nasdaq: VTAE) until their acquisitions. Mr. Santini has been an advisor of European and US venture capital funds, and pharmaceutical and biotechnology companies since 2011, when he retired after a 27-year career at Eli Lilly. Mr. Santini’s last role at Eli Lilly was Senior Vice President of corporate strategy and business development. Mr. Santini holds a degree in Mechanical Engineering from the University of Bologna and an M.B.A. from the Simon School of Business, University of Rochester. We believe that Mr. Santini’s long career at Eli Lilly and extensive domestic and international commercial, corporate strategy, business development and transaction experience are valuable skill sets for our Board of Directors.

Andrew A. F. Hack, M.D., Ph.D. has served as a member of our Board of Directors since June 2018. Dr. Hack is currently Managing Director of Bain Capital Life Sciences. Dr. Hack served as Chief Financial Officer of Editas Medicine, Inc. (Nasdaq: EDIT), or Editas, from July 2015 to March 2019. Prior to joining Editas, from May 2011 to June 2015, Dr. Hack was a portfolio manager at Millennium Management LLC, an institutional asset manager, or Millennium, where he ran a healthcare fund focused on biotechnology, pharmaceutical, and medical device companies. Before joining Millennium, Dr. Hack was a healthcare analyst at HealthCor Management, L.P., a registered investment advisor, or HealthCor, from December 2008 to May 2011. Prior to HealthCor, Dr. Hack served as a healthcare analyst for hedge fund Carlyle-Blue Wave Partners and as principal of the MPM BioEquities Fund, a hedge fund that was affiliated with MPM Capital. Dr. Hack began his investment career covering the biotechnology sector at investment banks Banc of America Securities LLC and Rodman & Renshaw, LLC. Previously, Dr. Hack was Director of Life Sciences and co-founder of Reify Corporation, a life science tools and drug discovery company. Dr. Hack serves as a director of Mersana Therapeutics, Inc. (Nasdaq: MRSN). Dr. Hack received his B.A. in biology with special honors from the University of Chicago, where he also received his M.D. and Ph.D. We believe Dr. Hack’s financial background and extensive and diverse experience in the life sciences industry qualify him to serve on our Board of Directors.

Alexey Margolin, Ph.D. is our co-founder and has served as a member of our Board of Directors since September 2011, and Chairman of our Board of Directors since February 2019. He served as our Chief Executive Officer from September 2011 to February 2019. From September 2011 to February 2017, Dr. Margolin also served as our President. From September 2011 to April 2014, Dr. Margolin served as Chief Executive Officer of Alcresta Therapeutics, Inc., or Alcresta, which he also co-founded and where he currently serves on the board of directors. From September 2011 to July 2013, Dr. Margolin also served as President of Alcresta. Prior to Alcresta, Dr. Margolin co-founded Alnara Pharmaceuticals, Inc., or Alnara, in 2008, where he was President and Chief Executive Officer until 2010, when Alnara was acquired by Eli Lilly & Co., or Eli Lilly. Previously, Dr. Margolin also served as Chief Scientific Officer of Altus Pharmaceuticals, Inc., or Altus, through 2007, where he initiated and led several therapeutics programs based on protein crystallization technology. In 2003, Dr. Margolin was elected fellow of the American Institute of Medicine and Biological Engineering. He is the author of more than 60 publications and is an inventor on several patents. Dr. Margolin holds both his M.S. in chemistry and Ph.D. in bio-organic chemistry from Moscow University. We believe that Dr. Margolin is qualified to serve on our Board of Directors because of his extensive experience and knowledge in the fields of protein drug development and enzymology.

James N. Topper, M.D., Ph.D. has served as a member of our Board of Directors since September 2011. Since 2005, Dr. Topper has also served as the Managing General Partner at Frazier Healthcare Partners, a venture capital firm, with whom he served as a Partner from 2003 to 2005. Prior to that, from 2002 to 2003, Dr. Topper served as head of the Cardiovascular Research and Development Division at Millennium Pharmaceuticals, Inc., a biopharmaceutical company. Since June 2016, Dr. Topper has served as a member of the board of directors of Alpine lmmunosciences Inc., a biotechnology company (Nasdaq: ALPN), since May 2016, Dr. Topper has served as a member of the board of directors of Aptinyx Inc., a biopharmaceutical company (Nasdaq: APTX), since March 2016, Dr. Topper has served as a member of the board of directors of Entasis Therapeutics Inc., a pharmaceutical company (Nasdaq: ETTX), and since October 2018 he has served on the board of directors of Amunix Pharmaceuticals, Inc., a pharmaceutical company. In addition, from April 2014 to March 2017, Dr. Topper served as a member of the board of directors of Sierra Oncology, Inc. (formerly ProNai Therapeutics, Inc.), an oncology company (Nasdaq: DNAI), and since 2007, Dr. Topper has served as a member of the board of directors of AnaptysBio, Inc., a biotechnology company (Nasdaq: ANAB). Dr. Topper is also a member of the board of directors of MavuPharma (since July 2016). From March 2011 to December 2013, Dr. Topper served as a member of the board of directors of Portola Pharmaceuticals, Inc., a biopharmaceutical company (Nasdaq: PTLA), and from 2004 to April 2015 as a member of the board of directors of Amicus Therapeutics, Inc., a biopharmaceutical company (Nasdaq: FOLD). Dr. Topper received a B.S. in biology from the University of Michigan and an M.D. and a Ph.D. in biophysics from Stanford University. We believe that Dr. Topper’s experience overseeing Frazier Healthcare investments in biotechnology, senior-management experience in our industry, significant knowledge of medical and scientific matters affecting our business, and understanding of our industry provide him with the qualifications and skills to serve on our Board of Directors.

There are no family relationships among any of our directors or officers.

Information about Our Executive Officers

The following table sets forth the name, ages and positions of our executive officers as of April 25, 2019:

Name	Age	Position
Louis Brenner, M.D.	49	Chief Executive Officer and President, Director
Edward Wholihan	59	Chief Financial Officer

Please refer to “Proposal 1: Election of Directors” above for information about our President and Chief Executive Officer, Louis Brenner.

Edward Wholihan has served as our Chief Financial Officer since June 2016. Mr. Wholihan brings to us more than 25 years of financial, operational, and global business development leadership in the healthcare, life science, and technology sectors. From January 2015 to June 2016, Mr. Wholihan provided consulting and interim CFO and corporate development services to growth companies in the healthcare, life sciences, technology, and services industries. From June 2011 to July 2014, Mr. Wholihan served as Chief Financial Officer of Medical Specialties Distributors LLC, or MSD, a healthcare services provider. Prior to MSD, he served as Chief Financial Officer of Generation Health, Inc., a healthcare management company, from 2010 to 2011, and as Chief Financial Officer and Vice President of Business Development for Inovise Medical, Inc., a medical device company, from 2002 to 2009. Mr. Wholihan began his career at McKinsey & Company. Mr. Wholihan earned an M.B.A. from Stanford University’s Graduate School of Business and a B.A. in economics from Yale University.

Information about the Board of Directors and Corporate Governance

Board of Directors

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of the Company. Our executive officers and management oversee the day-to-day operations. Our directors fulfill their duties and responsibilities by attending meetings of the Board of Directors, which are held from time to time.

The Board of Directors held 4 meetings during the year ended December 31, 2018. Each of our current directors attended at least 75% of the total of (i) the meetings of the Board of Directors held during the period for which he had been a director and (ii) the meetings of the committee(s) on which that director served during such period. It is our policy to encourage our directors to attend the annual meeting.

Board of Directors Independence

Under the listing requirements and rules of The Nasdaq Stock Market, or Nasdaq, independent directors must compose a majority of a listed company’s board of directors. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent within the meaning of applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Our Board of Directors has undertaken a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. As a result of this review, our Board of Directors determined that all directors, other than Dr. Brenner and Dr. Margolin, qualify as “independent” directors within the meaning of the Nasdaq rules. As required under applicable Nasdaq rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Committees of the Board of Directors

The Board of Directors has three committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Continuing directors and our nominees for election as director are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances, and are also required to participate in the meetings of committees on which they serve. The following table provides membership information for each committee as of April 25, 2019:

Name	Audit		Nominating and Corporate Governance		Compensation
Robert Alexander, Ph.D.	✓	†
Andrew A. F. Hack, M.D., Ph.D.	✓	*†
Gino Santini	✓				✓	*
James Topper, M.D., Ph.D.			✓		✓
Axel Bolte					✓
Robert Tepper, M.D.			✓	*

*	Committee Chairman
†	Financial Expert

Audit Committee

The members of our audit committee include Dr. Alexander, Dr. Hack and Mr. Santini. Dr. Hack serves as chairman of the audit committee. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq and which is available on our website at www.allenapharma.com. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement. The audit committee held 4 meetings during the year ended December 31, 2018.

Our Board of Directors has determined that Dr. Alexander, Dr. Hack and Mr. Santini are independent directors, as independence is currently defined in Rule 5605 of the Nasdaq listing standards and Rule 10A-3 under the Exchange Act. In addition, our Board of Directors has determined that each member of the audit committee is financially literate and that each of Dr. Hack and Dr. Alexander qualifies as an “audit committee financial expert” as defined in applicable SEC rules. In making this determination, our Board of Directors has considered the formal education and nature and scope of their previous experience, coupled with past and present service on various audit committees. The responsibilities of our audit committee include, among other things:

•	appointing, approving the compensation of, reviewing the performance of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

recommending, based upon its review and discussions with management and the independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;

•	preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement; and

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018, with management and our independent registered public accounting firm, Ernst & Young, LLP. The audit committee has discussed with Ernst & Young, LLP the matters required by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees. The audit committee has also received the written disclosures and the letter from Ernst & Young, LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communication with the audit committee concerning independence, and has discussed with Ernst & Young, LLP the firm’s independence. Based on the foregoing, the audit committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Allena Pharmaceuticals, Inc.

Audit Committee

Andrew A. F. Hack, M.D., Ph.D. (Chairman)

Robert Alexander, Ph.D.

Gino Santini

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing we make under either the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Dr. Tepper and Dr. Topper. Dr. Tepper serves as chairman of the nominating and corporate governance committee. If elected at the Annual Meeting, Allene Diaz will join the nominating and corporate governance committee, effective as of the Annual Meeting. Our Board of Directors has determined that all members of our nominating and corporate governance committee, and Ms. Diaz, are independent as independence is currently defined in Section 5605 of the Nasdaq listing standards. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of Nasdaq and which is available on our website at www.allenapharma.com. The nominating and corporate governance committee did not hold any meetings during the year ended December 31, 2018.

The responsibilities of our nominating and corporate governance committee include, among other things:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board of directors a set of corporate governance principles;

•	reviewing and discussing with the board of directors corporate succession plans for the chief executive officer and other senior management positions;

•	reviewing policies related to risk assessment and risk management; and

•	establishing, maintaining and overseeing our Code of Business Conduct and Ethics.

The nominating and corporate governance committee periodically determines the qualifications, qualities, skills and other expertise required to be a director and develops, subject to approval by the full Board of Directors, criteria to be considered in selecting nominees for director. Among other things, the nominating and corporate governance committee considers whether the Board of Directors reflects the balance of knowledge, experience, skills, expertise, integrity, ability to make analytical inquiries, and diversity as a whole that the committee deems appropriate. The nominating and corporate governance committee has not adopted a policy regarding the consideration of diversity in identifying director nominees. The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to current directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board of Directors. The nominating and corporate governance committee may use outside consultants to assist in identifying or evaluating candidates. Final approval of director candidates is determined by the full Board of Directors.

The nominating and corporate governance committee will consider qualified nominations for directors recommended by stockholders. In general, stockholder recommendations are evaluated on the same basis as any recommendation from members of the Board of Directors or management of the Company. Recommendations should be sent to our Secretary, c/o Allena Pharmaceuticals, Inc., One Newton Executive Park, Suite 202, Newton, MA 02462. For additional information about our director nomination requirements, please see “Stockholder Proposals and Nominations” and our amended and restated bylaws.

Compensation Committee

The members of our compensation committee are Mr. Bolte, Mr. Santini and Dr. Topper. Mr. Santini serves as chairman of the compensation committee. Mr. Bolte has decided not to stand for reelection and will retire from our Board of Directors, including the compensation committee, effective as of the Annual Meeting. If elected at the Annual Meeting, Allene Diaz will join the compensation committee, effective as of the Annual Meeting. All members of our compensation committee, and Ms. Diaz, are independent as independence is currently defined in Section 5605 of the Nasdaq listing standards, and qualify as non-employee directors under Rule 16b-3 of the Exchange Act and outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee operates under a written charter that satisfies the applicable standards of Nasdaq and which is available on our website at www.allenapharma.com. The compensation committee held 3 meetings during the year ended December 31, 2018.

The responsibilities of our compensation committee include, among other things:

•	annually reviewing and recommending for approval by the independent directors of the board individual and corporate goals and objectives relevant to the compensation of our executive officers;

•	evaluating the performance of our executive officers in light of such individual and corporate goals and objectives and determining the compensation of our executive officers;

•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of Nasdaq;

•	overseeing and administering our compensation and similar plans;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•

reviewing and approving stock option grants, and making recommendations to the board of directors with respect to stock option grants made to directors, executive officers, senior vice presidents or anyone reporting directly to our chief executive officer; and

•	reviewing and discussing with management the compensation discussion and analysis, if any, to be included in our annual proxy statement.

The compensation committee discharges the Board of Director’s responsibilities relating to compensation of the Company’s directors and executive officers, oversees the Company’s overall compensation structure, policies and programs, reviews the Company’s processes and procedures for the consideration and determination of director and executive compensation, and is responsible for producing an annual report for inclusion in this proxy or the annual report on Form 10-K, as applicable, in accordance with applicable rules and regulations. As part of its process for approving the compensation for our executive officers other than our Chief Executive Officer, the compensation committee reviews and considers the recommendations made by our Chief Executive Officer. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, but only to the extent consistent with our amended and restated certificate of incorporation, amended and restated bylaws, Nasdaq rules, and other applicable law. In addition, pursuant to its charter, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation. In 2018, the compensation committee engaged Aon Hewitt to assist in its review of officer and director compensation.

Compensation Committee Interlocks and Insider Participation

During 2018, Mr. Bolte, Mr. Kraus, Mr. Santini and Dr. Topper served as members of our compensation committee. Mr. Kraus retired from our Board of Directors, including the compensation committee, effective as of June 8, 2018. Mr. Bolte has decided not to stand for reelection and will retire from our Board of Directors, including the compensation committee, effective as of the Annual Meeting. If elected at the Annual Meeting, Allene Diaz will join the compensation committee, effective as of the Annual Meeting.

No member of the compensation committee was an employee or officer of the Company during 2018, is a former officer of the Company, or had any other relationship with us requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board of Directors.

Risk Oversight

Risk is inherent with every business and how well a business manages risk ultimately determines its success. We face a number of risks, including risks relating to our operations and strategic direction as more fully discussed under the heading “Risk Factors” in our annual report on Form 10-K and other SEC filings. Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing the Company. Throughout the year, senior management reviews these risks and related mitigation strategies and plans with the audit committee of the Board of Directors at regular Committee meetings in connection with public disclosures and SEC filings and as part of management presentations to the Board of Directors that focus on particular business functions, operations or strategies.

Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee is responsible for overseeing our significant financial and operational risk exposures and the steps our management has taken to monitor and control these exposures.

The audit committee also monitors compliance with legal and regulatory requirements, including managing violations of our code of business conduct and ethics. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-persons transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.allenapharma.com, under the corporate governance tab on our website. We intend to satisfy applicable disclosure requirements regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on our website at the internet address set forth above.

Stockholder Communications with Our Board

Stockholders wishing to communicate directly with our Board of Directors may send correspondence to our Secretary, c/o Allena Pharmaceuticals, Inc., One Newton Executive Park, Suite 202, Newton, MA 02462. Our Secretary will relay the information received to the Board of Directors. Stockholders may also visit our website at www.allenapharma.com and select “Contact” to communicate online with us.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s stockholders are being asked by the audit committee of the Board of Directors to ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for 2019. Ernst & Young LLP has served as our independent registered public accounting firm since 2012. The audit committee is solely responsible for selecting the Company’s independent registered public accounting firm, and stockholder approval is not required to appoint Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. However, the Board of Directors believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from stockholders.

Vote Required

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019, requires an affirmative vote of the majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

Our Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Pre-Approval Policies and Procedures

Our audit committee pre-approves all audit and permissible non-audit services provided by our auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval may be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual case-by-case basis. All of the services described below were approved by our audit committee.

We retained Ernst & Young LLP to provide audit services for the fiscal years ended December 31, 2018 and 2017, and for services in connection with our IPO, which was completed in November 2017. In the table below, audit fees reflects fees for audit services for the year ended December 31, 2018 and fees for audit services and IPO-related services for the year ended December 31, 2017.

	2018	2017
	(in thousands)
Audit Fees	$490,177	$995,168
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$1,720	$1,995

Total	$491,897	$997,153

EXECUTIVE COMPENSATION

Compensation Overview

This compensation discussion, which should be read together with the compensation tables set forth below, provides information regarding our executive compensation program for our named executive officers for 2018, who were Alexey Margolin, Ph.D., our former Chief Executive Officer and current Chairman of our Board of Directors, Louis Brenner, M.D., our former Chief Operating Officer and current President and Chief Executive Officer, and Edward Wholihan, our current Chief Financial Officer. We refer to these three individuals as our named executive officers for 2018. On January 4, 2019, Dr. Margolin executed a transition agreement pursuant to which he resigned as Chief Executive Officer, effective as of February 1, 2019. On January 4, 2019, Dr. Brenner, our then President and Chief Operating Officer, executed an amended and restated employment agreement pursuant to which to he became our President and Chief Executive Officer and a member of our Board of Directors, effective as of February 1, 2019.

Our executive compensation program is based on a pay for performance philosophy. Compensation for our executive officers is composed primarily of the following main components: base salary, bonus and long term equity incentives. Our executive officers, like all full-time employees, are eligible to participate in our health and welfare benefit plans.

Setting Executive Compensation

Our compensation committee is responsible for reviewing and determining the compensation of all executive officers.

We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation.

Role of the Compensation Committee

The compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate.

In reviewing and approving these matters, our compensation committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of the interests of our executive officers and our stockholders and our ability to attract and retain qualified and committed individuals, as well as each executive officer’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Role of Compensation Consultant

Our compensation committee has engaged Aon Hewitt, an independent executive compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs.

Our compensation committee charter requires that its compensation consultants be independent of Company management. During 2018, Aon Hewitt did not provide services to us other than the services to our compensation committee described in this proxy statement. Our compensation committee performs an annual assessment of the compensation consultants’ independence to determine whether the consultants are independent. Our compensation committee has determined that Aon Hewitt is independent and that their work has not raised any conflict of interests.

Elements of Compensation

Base Salary

Our compensation committee reviews the base salaries of our executive officers from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions. We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary.

Annual Cash Bonuses

We believe that a significant portion of our executives’ cash compensation should be based on the attainment of business goals established by the Board of Directors. We have an annual objective-setting and review process for our named executive officers that is the basis for determination of potential annual bonuses. Our Board of Directors reviews and approves both the annual objectives and the payment of annual bonuses for our executives. Our employment agreements with our named executive officers provide that they will be eligible for annual performance-based bonuses up to a specific percentage of their salary, subject to approval by our Board of Directors. The performance-based bonus is tied to a set of specified corporate goals for our named executive officers and we conduct an annual performance review to determine the attainment of such goals. Our management may propose bonus awards to our Board of Directors primarily based on such review process. Our Board of Directors makes the final determination of both the specified corporate goals and the eligibility requirements for and the amount of such bonus awards. Each of our named executive officers participated in our 2018 Bonus Plan.

Equity-Based Compensation

Equity-based compensation is an integral part of our overall compensation program. Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, providing named executive officers with the opportunity to create significant wealth through stock ownership is a powerful tool to attract and retain highly qualified executives, achieve strong long-term stock price performance and align our executives’ interests with those of our stockholders. In addition, equity awards are subject to vesting over time, subject to the executive’s continued employment with the Company, and this vesting feature contributes to executive retention. We have historically granted stock option awards at the start of employment to each executive and our other employees. Based on the recommendation of Aon Hewitt, and subject to the approval of our compensation committee, we began granting additional equity to our executive officers on an annual basis, which practice commenced in February 2018.

2018 Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned during the fiscal years indicated by our named executive officers.

	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Alexey Margolin, Ph.D. (4)	2018	539,174	934,020	265,581	1,596	1,740,371
Former Chief Executive Officer	2017	471,617	—	196,574	1,596	669,787
Louis Brenner, M.D. (5)	2018	443,896	493,059	173,010	2,309	1,112,274
President & Chief Executive Officer & Former Chief Operating Officer	2017	395,000	126,183	141,542	2,309	665,034

Edward Wholihan	2018	370,146	374,488	127,005	1,596	873,235
Chief Financial Officer	2017	312,840	—	109,494	1,596	423,930

(1)

Amounts reflect the grant date fair value of option awards granted or modified in 2017 and 2016 in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of applicable awards.

(2)	The amounts reported represent bonuses paid based upon the achievement of company and individual performance objectives for the applicable year.
(3)	Amounts reported represent life and long-term disability insurance premiums paid by us for the applicable year of which the named executive officers are the beneficiaries of the insurance.
(4)	Dr. Margolin resigned as our Chief Executive Officer in February 2019 and currently serves as the Chairman of our Board of Directors.
(5)	Dr. Brenner was promoted to Chief Executive Officer in February 2019.

Employment Arrangements with Our Named Executive Officers

We have entered into employment agreements with each of our named executive officers. Except as noted below, these employment agreements will provide for “at will” employment and contain the additional terms summarized below:

Dr. Margolin. Pursuant to Dr. Margolin’s employment agreement dated October 23, 2017, Dr. Margolin’s initial base salary was equal to $513,200 in 2018, his initial annual target incentive compensation was equal to 50 percent of his base salary, and he was eligible to participate in the Company’s benefit plan as in effect from time to time. In addition, in the event that his employment was terminated by us without “cause” (as defined in his employment agreement) or he terminated his employment for “good reason” (as defined in his employment agreement), and subject to the delivery of a fully effective release of claims, he would have been entitled to an amount equal to twelve (12) of his then-current base salary plus twelve (12) months of his target annual incentive compensation for the prior fiscal year, payable in substantially equal installments for a period of twelve (12) months following his termination of employment, plus our continued payment of the employer portion of health insurance premiums for twelve (12) months or, if earlier, until such time as Dr. Margolin’s COBRA period expired or he became eligible for group health insurance from another employer. In addition, all time-based stock options or other time-based stock awards granted to Dr. Margolin prior to the effectiveness of his employment agreement would have accelerated and vested in full. If Dr. Margolin’s employment was terminated by us without cause or he terminated his employment for good reason, in each case within twelve (12) months after a change in control, then in lieu of the foregoing severance, and subject to the delivery of a fully effective release of claims, Dr. Margolin would have been entitled to receive (i) a lump sum amount equal to the sum of eighteen (18) months of his then-current base salary plus his target annual incentive compensation for the year in which the termination occurred, (ii) a prorated portion of the target annual incentive compensation for the year in which the date of termination occurs, payable when the annual incentive compensation would otherwise be paid, (iii) any earned, but unpaid annual bonus for the year immediately prior to the year in which the date of termination occurred and (iv) continued payment of the employer portion of health insurance premiums for eighteen (18) months or, if earlier, until such time as Dr. Margolin’s COBRA period expired or he became eligible for group health insurance from another employer. In addition, all time-based stock options or other time-based stock awards granted to Dr. Margolin would have accelerated and vested in full.

On January 4, 2019, Dr. Margolin executed a transition agreement pursuant to which he resigned as Chief Executive Officer, effective as of February 1, 2019. Pursuant to the transition agreement, Dr. Margolin shall serve as Chairman of the Board of Directors and shall be eligible to receive compensation in accordance with our non-employee director compensation policy, as described below under “Non-Employee Director Compensation Policy.” Dr. Margolin shall continue to vest in his equity awards and shall be eligible to receive an additional retainer equal to $80,000 for 2019 for his services as Chairman. In the event of a change in control, or in the event Dr. Margolin is not re-nominated or not re-elected following the end of his current term in 2021, Dr. Margolin’s outstanding equity awards will accelerate and vest in full.

Dr. Brenner. Pursuant to Dr. Brenner’s employment agreement dated October 18, 2017, Dr. Brenner’s initial base salary was equal to $396,400, his initial annual target incentive compensation was equal to 40 percent of his base salary, and he was eligible to participate in the Company’s benefit plan as in effect from time to time. In addition, in the event that his employment was terminated by us without “cause” (as defined in his employment agreement) or he terminated his employment for “good reason” (as defined in his employment agreement), and subject to delivery of a fully effective release of claims he would have been entitled to an amount equal to nine (9) months of his then-current base salary plus nine (9) months of his target annual incentive compensation for the prior fiscal year, payable in substantially equal installments for a period of nine (9) months following his termination of employment, plus our continued payment of the employer portion of health insurance premiums for nine (9) months or, if earlier, until such time as Dr. Brenner’s COBRA period expired or he became eligible for group health insurance from another employer. If Dr. Brenner’s employment was terminated by us without cause or he terminated his employment for good reason, in each case within twelve (12) months after a change in control, then in lieu of the foregoing severance, and subject to the delivery of a fully effective release of claims, Dr. Brenner would have been entitled to receive (i) a lump sum amount equal to the sum of twelve (12) months of his then-current base salary plus his target annual incentive compensation for the year in which the termination occurred, (ii) a prorated portion of the target annual incentive compensation for the year in which the date of termination occurred, payable when the annual incentive compensation would otherwise be paid, (iii) any earned, but unpaid annual bonus for the year immediately prior to the year in which the date of termination occurred and (iv) continued payment of the employer portion of health insurance premiums for twelve (12) months or, if earlier, until such time as Dr. Brenner’s COBRA period expired or he became eligible for group health insurance from another employer. In addition, all time-based stock options or other time-based stock awards granted to Dr. Brenner would accelerate and vest in full.

On January 4, 2019, Dr. Brenner executed an amended and restated employment agreement with the Company (the “A&R Employment Agreement”) to become the Company’s President and Chief Executive Officer and a member of the Board of Directors, effective as of February 1, 2019.

Pursuant to the A&R Employment Agreement, Dr. Brenner’s initial base salary shall be equal to $500,000, his initial annual target incentive compensation shall be equal to 50 percent of his base salary, and he shall be eligible to participate in the Company’s benefit plans as in effect from time to time. The A&R Employment Agreement also provided for the grant of an option to purchase 305,000 shares of the Company’s common stock, which shall vest over four years, with 25% vesting on the one year anniversary of the February 1, 2019 and the remaining shares vesting in equal monthly installments thereafter, in each case subject to Dr. Brenner’s continued employment with the Company. In addition, in the event that his employment is terminated by us without “cause” (as defined in the Employment Agreement) or he terminates his employment for “good reason” (as defined in the Employment Agreement), and subject to the delivery of a fully effective release of claims, he will be entitled to an amount equal to twelve (12) months of his then-current base salary plus twelve (12) months of his target annual incentive compensation for the prior fiscal year, payable in substantially equal installments for a period of twelve (12) months following his termination of employment, plus our continued payment of the employer portion of health insurance premiums for twelve (12) months or, if earlier, until such time as Dr. Brenner’s COBRA period expires or he becomes eligible for group health insurance from another employer. If Dr. Brenner’s employment is terminated by us without cause or he terminates his employment for good reason, in each case within twelve (12) months after a change in control, then in lieu of the foregoing severance, and subject to the delivery of a fully effective release of claims, Dr. Brenner will be entitled to receive (i) a lump sum amount equal to the sum of eighteen (18) months of his then-current base salary plus his target annual incentive compensation for the year in which the termination occurs, (ii) a prorated portion of the target annual incentive compensation for the year in which the date of termination occurs, payable when the annual incentive compensation would otherwise be paid, (iii) any earned, but unpaid annual bonus for the year immediately prior to the year in which the date of termination occurs and (iv) continued payment of the employer portion of health insurance premiums for eighteen (18) months or, if earlier, until such time as Dr. Brenner’s COBRA period expires or he becomes eligible for group health insurance from another employer. In addition, all time-based stock options or other time-based stock awards granted to Dr. Brenner will accelerate and vest in full.

Mr. Wholihan. Pursuant to Mr. Wholihan’s employment agreement dated October 17, 2017, Mr. Wholihan’s initial base salary was equal to $350,600, his initial annual target incentive compensation was equal to 35 percent of his base salary, and he is eligible to participate in the Company’s benefit plan as in effect from time to time. In addition, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or he terminates his employment for “good reason” (as defined in his employment agreement), and subject to delivery of a fully effective release of claims he will be entitled to an amount equal to nine (9) months of his then-current base salary plus nine (9) months of his target annual incentive compensation for the prior fiscal year, payable in substantially equal installments for a period of nine (9) months following his termination of employment, plus our continued payment of the employer portion of health insurance premiums for nine (9) months or, if earlier, until such time as Mr. Wholihan’s COBRA period expires or he becomes eligible for group health insurance from another employer. If Mr. Wholihan’s employment is terminated by us without cause or he terminates his employment for good reason, in each case within twelve (12) months after a change in control, then in lieu of the foregoing severance, and subject to the delivery of a fully effective release of claims, Mr. Wholihan will be entitled to receive (i) a lump sum amount equal to the sum of twelve (12) months of his then-current base salary plus his target annual incentive compensation for the year in which the termination occurs, (ii) a prorated portion of the target annual incentive compensation for the year in which the date of termination occurs, payable when the annual incentive compensation would otherwise be paid, (iii) any earned, but unpaid annual bonus for the year immediately prior to the year in which the date of termination occurs and (iv) continued payment of the employer portion of health insurance premiums for twelve (12) months or, if earlier, until such time as Mr. Wholihan’s COBRA period expires or he becomes eligible for group health insurance from another employer. In addition, all time-based stock options or other time-based stock awards granted to Mr. Wholihan will accelerate and vest in full.

We have also entered into employee confidentiality, inventions, non-solicitation and non-competition agreements with each of our named executive officers. Under such agreements, each named executive officer has agreed (1) not to compete with us during his or her employment and for a period of one year (nine (9) months, in Dr. Brenner’s case) after the termination of such employment, (2) not to solicit our employees during his or her employment and for a period of one year (nine months, in Dr. Brenner’s case) after the termination of such employment, (3) to protect our confidential and proprietary information and (4) to assign to us related intellectual property developed during the course of his or her employment.

401(k) Plan

We maintain the Allena Pharmaceuticals, Inc. 401(k) Plan, a tax-qualified retirement plan for our employees. Our 401(k) plan is intended to qualify under Section 401(k) of the Code so that contributions to our 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from our 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. Under our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to our 401(k) plan.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information with respect to outstanding equity awards held by each of our named executive officers as of December 31, 2018. Equity awards in the table below granted after October 31, 2017 were granted under our 2017 Stock Option and Incentive Plan, or our 2017 Plan. All other equity awards in the table below were granted under our 2011 Stock Incentive Plan, as amended, or our 2011 Plan.

				Option Awards
	Grant Date	Vesting Start Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Alexey Margolin, Ph.D.	3/5/14	3/5/14	(1)	20,834	—	0.75	3/4/2024
	5/15/2014	5/15/2014	(1)	9,998	—	0.75	5/14/2024
	12/16/2014	12/16/2014	(1)	215,620	—	1.17	12/15/2024
	3/10/2016	12/8/2015	(1)	98,831	32,936	1.59	3/9/2026
	2/9/2018	2/9/2018	(2)	39,583	150,417	6.91	2/8/2028
Louis Brenner, M.D.	6/18/2015	4/6/2015	(1)	186,303	16,933	1.17	6/17/2025
	3/10/2016	12/8/2015	(1)	57,504	19,160	1.59	3/9/2026
	2/26/2017	1/24/2017	(1)	20,913	22,730	4.01	2/25/2027
	2/9/2018	2/9/2018	(2)	20,833	79,167	6.91	2/8/2028
Edward Wholihan	9/15/2016	6/20/2016	(1)	95,027	72,004	1.59	9/14/2026
	2/9/2018	2/9/2018	(2)	15,625	59,375	6.91	2/8/2028

(1)	Stock option vests over four years, with 25% of the shares vesting on the first anniversary of the vesting start date, and the remaining shares vesting in 36 equal monthly installments thereafter.
(2)	Stock option vests over four years, with the shares vesting in 48 equal monthly installments following the vesting start date.

DIRECTOR COMPENSATION

2018 Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during 2018. Alexey Margolin, our former Chief Executive Officer and a member of our Board of Directors, received no compensation for his service as a member of our Board of Directors in 2018. Dr. Margolin’s compensation for services as an employee in 2018 is included in the “2018 Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)	Option Award ($)(1)	Total ($)
Robert Alexander, Ph.D. (2)	51,250	97,475	148,725
Axel Bolte (3)	46,000	97,475	143,475
Andrew Hack, M.D., Ph.D. (4)	32,083	200,712	232,795
Gino Santini (5)	59,500	97,475	156,975
Robert Tepper, M.D. (6)	48,000	97,475	145,475
James Topper, M.D., Ph.D. (7)	50,750	97,475	148,225
Stephen Kraus (8)	23,000	—	23,000

(1)

Amounts reflect the grant date fair value of option awards granted in 2018 in accordance with ASC 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not correspond to the actual value that may be recognized by the directors upon vesting.

(2)	As of December 31, 2018, Dr. Alexander held 63,967 options, of which 37,441 options were exercisable.
(3)	As of December 31, 2018, Mr. Bolte held 30,546 options, of which 6,789 options were exercisable.
(4)	Dr. Hack joined our Board of Directors in June 2018. As of December 31, 2018, Dr. Hack held 20,364 options, none of which were exercisable.
(5)	As of December 31, 2018, Mr. Santini held 49,112 options, of which 35,342 options were exercisable.
(6)	As of December 31, 2018, Dr. Tepper held 30,546 options, of which 6,789 options were exercisable.
(7)	As of December 31, 2018, Dr. Topper held 30,546 options, of which 6,789 options were exercisable.
(8)	Mr. Kraus retired from our Board of Directors effective as of June 8, 2018. He did not hold any outstanding options as of December 31, 2018.

Non-Employee Director Compensation Policy

Our Board of Directors has adopted a non-employee director compensation policy that is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, each director who is not an employee is paid cash compensation as set forth below:

Annual Retainer ($)
Board of Directors:
All non-employee members	40,000
Lead Independent Director	20,000
Audit Committee:
Members	7,500
Chair	15,000
Compensation Committee:
Members	6,000
Chair	12,000
Nominating and Corporate Governance Committee:
Members	4,000
Chair	8,000

In addition, each non-employee director is granted a non-qualified stock option to purchase 28,000 shares of our common stock on the date of such director’s election or appointment to the Board of Directors, which vests in equal annual installments over the three years following the grant date, subject to continued service as a director; provided that, if not already vested, such stock option shall vest and become fully exercisable on the date of the third annual meeting of stockholders following the grant date. On the date of each annual meeting of stockholders of our Company, each continuing non-employee director who has served as a director for the previous six months will be granted a non-qualified stock option to purchase 14,000 shares of common stock, which will vest and become fully exercisable upon the earlier to occur of the first anniversary of the grant date or the date of the next annual meeting of stockholders following the date of grant, subject to continued service as a director through such date.

As a non-employee member of the Board of Directors, Dr. Margolin participates in the non-employee director compensation policy and, pursuant to his transition agreement, shall receive an additional cash retainer in 2019 of $80,000 for his service as Chairman of the Board of Directors. Subject to his continued service on the Board of Directors, all outstanding stock options held by Dr. Margolin shall continue to vest according to their existing vesting schedules.

Compensation Risk Assessment

We believe that, although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Allena Pharmaceuticals, Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with management. Based on such review and discussions, the compensation committee recommended to the Board of Directors that this “Executive Compensation” section be included in this proxy statement.

Compensation Committee

Gino Santini (Chairman)

Axel Bolte

James N. Topper, M.D., Ph.D.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Related Person Transactions

We have adopted a Related Person Transaction Policy, which requires all related person transactions to be reviewed and approved by our audit committee or another independent body of our Board of Directors. This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, and a related person had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. A “related person” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons.

Certain Related-Person Transactions

Other than compensation arrangements, during our last fiscal year, we have engaged in the following transactions with our directors and executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and such 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers to the maximum extent allowed under Delaware law. Subject to the provisions of these agreements, these agreements, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person’s status as a member of our Board of Directors.

Agreements with our Stockholders

In connection with our preferred stock financings, we entered into an investor rights agreement, or the Investor Rights Agreement, a right of first refusal and co-sale agreement, and voting agreement, in each case, with the purchasers of our preferred stock and certain holders of our common stock. The rights under each of these shareholder agreements terminated upon the closing of our initial public offering, other than certain registration rights for certain holders of our preferred stock as provided for in the Investor Rights Agreement and described below.

Registration Rights

The holders of our registrable shares, as described in Investor Rights Agreement, are entitled to rights with respect to the registration of these shares under the Securities Act, including demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand Registration Rights

Certain holders of shares of our common stock are entitled to demand registration rights. Under the terms of the Investor Rights Agreement, we will be required, upon the written request of holders of at least 60% of the shares of our common stock issued upon conversion of our preferred stock, or a lesser percent if the anticipated net proceeds of the offering would exceed $15 million, to effect the registration of such common shares, subject to certain exceptions. We are required to effect only one registration pursuant to this provision of the Investor Rights Agreement. A demand for registration may not be made until the earlier of April 30, 2018.

Form S-3 Registration Rights

Certain holders of shares of our common are also entitled to short form registration rights. If we are eligible to file a registration statement on Form S-3, upon the written request of holders of at least 40% of our common stock issued upon conversion of our preferred stock to register shares with an anticipated aggregate offering price of at least $2,000,000, we will be required to use our commercially reasonable efforts to effect a registration of such shares, subject to certain exceptions. We are required to effect up to two registrations in any twelve month period pursuant to this provision of the Investor Rights Agreement.

Piggyback Registration Rights

Certain holders of shares of our common are also entitled to piggyback registration rights. If we propose to register any of our securities, either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, the managing underwriter may limit the number of shares included in the underwritten offering if it concludes that marketing factors require such a limitation.

Indemnification

The Investor Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights

The registration rights granted under the Investor Rights Agreement will terminate on the earliest of (i) a deemed liquidation event, as defined in the Investor Rights Agreement, and (ii) November 5, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our capital stock as of April 12, 2019 by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our capital stock;

•	our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. A person is deemed to be a beneficial holder of our common stock if that person has or shares voting power, which includes the power to vote or direct the voting of our common stock, or investment power, which includes the power to dispose of or to direct the disposition of such capital stock. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 20,816,064 shares of common stock outstanding as of April 12, 2019. Unless otherwise noted below, the address of each person listed on the table is c/o Allena Pharmaceuticals, Inc., One Newton Executive Park, Suite 202, Newton, MA 02462.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days after April 12, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater stockholders:
Frazier Healthcare VI, L.P. (1)	3,330,373	16.0%
Third Rock Ventures II, L.P. (2)	2,790,964	13.4%
Affiliates of Bessemer Venture Partners (3)	2,263,365	10.9%
Affiliates of Fidelity (4)	1,489,783	7.2%
Affiliates of Partner Fund Management, L.P. (5)	2,069,993	9.9%
HBM BioCapital II LP (6)	1,638,330	7.9%
Morgan Stanley Capital Services LLC (7)	1,828,729	8.8%
% Directors and executive officers:
Louis Brenner, M.D. (8)	329,116	1.6%
Robert Alexander, Ph.D. (9)	53,071	*
Axel Bolte (10)	16,971	*
Allene Diaz	—	—
Andrew Hack, M.D., Ph.D. (11)	6,788	*
Alexey Margolin, Ph.D. (12)	1,233,838	5.9%
Gino Santini (13)	62,890	*
Robert Tepper, M.D. (2)(14)	2,807,935	13.5%
James Topper, M.D., Ph.D. (1)(15)	3,347,344	16.1%
Edward Wholihan (16)	172,843	*
All executive officers and directors as a group (10 persons)(17)	8,030,796	38.6%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)

The amounts shown and the following information are derived from the Schedule 13G filed on February 14, 2018 by Frazier Healthcare VI, L.P., or FH VI, FHM VI, L.P., or FM VI LP, and FHM VI, L.L.C., or FM VI LLC, Alan Frazier, or Frazier, Nader Naini, or Naini, Patrick Heron, or Heron, James Topper, or Topper, and Nathan Every, or Every, and together with FH VI, FM VI LP, FM VI LLC, Frazier, Naini, Heron, Topper and Every, the Frazier Reporting Persons. FH VI is the record owner of 3,330,373 shares of Common Stock. FM VI LP is the sole general partner of FH VI. FM VI LLC is the sole general partner of FM VI LP. Frazier, Naini, Heron, Topper, and Every are all of the members of FM VI LLC. As the general partner of FH IV, FM VI LP may be deemed to own beneficially the shares. As the general partner of FM VI LP., FM VI LLC likewise may be deemed to own beneficially the shares. As the managing members of FM VI LLC, each of the members also may be deemed to own beneficially the shares. Each Frazier Reporting Person disclaims beneficial ownership of such shares except for the shares, if any, such Frazier Reporting Person holds of record. The address of each Frazier Reporting Person is c/o Frazier Healthcare Partners, 601 Union, Two Union Square, Suite 3200, Seattle, Washington 98101.

(2)

The amounts shown and the following information are derived from the Schedule 13G filed on February 13, 2018 by Third Rock Ventures II, L.P., or TRV II, Third Rock Ventures GP II, L.P., or TRV GP II, which is the sole general partner of TRV II, TRV GP II, LLC, or TRV GP II LLC, which is the sole general partner of TRV GP II, Mark Levin, or Levin, a managing member of TRV GP II LLC, Kevin P. Starr, or Starr, a managing member of TRV GP II LLC and Robert I. Tepper, or Tepper and collectively with TRV II, TRV GP II, TRV GP II LLC, Levin and Starr, the TRV Reporting Persons, a managing member of TRV GP II LLC. TRV II directly owns 2,790,964 shares of Common Stock. TRV GP II is the general partner of TRV II and may be deemed to beneficially own the shares. TRV GP II LLC is the general partner of TRV GP II and may be deemed to beneficially own the shares. As a managing member of TRV GP II LLC, Levin may be deemed to beneficially own the shares. As a managing member of TRV GP II LLC, Tepper may be deemed to beneficially own the shares. As a managing member of TRV GP II LLC, Starr may be deemed to beneficially own the shares. The address of the principal business office of each of the TRV Reporting Persons is Third Rock Ventures, 29 Newbury Street, 3rd Floor, Boston, MA 02116.

(3)

The amounts shown and the following information are derived from the Schedule 13G filed on February 14, 2018 by Bessemer Venture Partners VII Institutional L.P., or BVP VII Institutional, Bessemer Venture Partners VII L.P., or BVP VII, and BVP VII Special Opportunity Fund L.P., or BVP VII SOF and, together with BVP VII Institutional and BVP VII, the BVP Entities, and information known to the Company. Consists of (i) 316,869 shares of common stock held of record by BVP II Institutional, (ii) 1,222,219 shares of common stock held of record by BVP VII SOF and (iii) 724,277 shares of common stock held of record by BVP VII. Deer VII & Co. L.P., or Deer L.P., is the general partner of the BVP Entities, and Deer VII & Co. Ltd., or Deer Ltd., is the general partner of Deer L.P. Each of Deer L.P. and Deer Ltd. may be deemed to have voting and dispositive power of the shares held by the BVP Entities. J. Edmund Colloton, David J. Cowan, Byron B. Deeter, Robert P. Goodman, Jeremy S. Levine and Robert M. Stavis are the directors of Deer Ltd. and share voting and dispositive power over the shares held by the BVP Entities are made by the directors of Deer VII Ltd. The address for each of these entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.

(4)

The amounts shown and the following information are derived from the Schedule 13G/A filed on September 7, 2018 by FMR LLC, Abigail P. Johnson and Select Biotechnology Portfolio, or collectively the FMR Reporting Persons. Consists of 1,489,783 shares of common stock held by Select Biotechnology Portfolio. FMR LLC, is a parent holding company in accordance with Section 240.13d-1(b)(1)(ii)(G). Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or the Fidelity Funds, advised by Fidelity Management & Research Company, or FMR Co, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of the FMR Reporting Persons is 245 Summer Street, Boston, Massachusetts 02210.
(5)

The amounts shown and the following information are derived from the Schedule 13G/A filed on February 14, 2019 by Partner Fund Management, L.P., or PFM, Partner Fund Management GP, LLC, or PFM-GP, Partner Investment Management, L.P., or PIM, Partner Investment Management GP, LLC, or PIM-GP, Brian D. Grossman, or Grossman, and Christopher M. James, or James and, collectively with PFM, PFM-GP, PIM, PIM-GP and Grossman, the PFM Reporting Persons. All shares are owned by PFM Healthcare Emerging Growth Master Fund, L.P., a Cayman Islands limited partnership, or HEGM, PFM Healthcare Master Fund, L.P., a Cayman Islands limited partnership, or HCM, PFM Healthcare Long Master Fund, L.P., a Cayman Islands limited partnership, or HCLM, PFM Healthcare Principals Fund, L.P., a Delaware limited partnership, or HCP, and Partner Investments, L.P., a Delaware limited partnership, or PI and, collectively with HEGM, HCM, HCLM and HCP, the Funds. PFM is the investment advisor for HEGM, HCM, HCOPP and HCLM. PIM is the investment advisor for HCP and PI. PFM-GP and PIM-GP are, respectively, the general partners of PFM and PIM. Grossman is the portfolio manager for the health care strategy for the Funds. James is the portfolio manager for the diversified strategy for the Funds. Grossman and James are co-managing members of PFM-GP and PIM-GP. PFM and PFM-GP may be deemed to beneficially own 1,768,104 shares of Common Stock. PIM and PIM-GP may be deemed to beneficially own 301,889 shares of Common Stock. Grossman may be deemed to beneficially own 2,069,993 shares of Common Stock. James may be deemed to beneficially own 2,069,993 shares of Common Stock. The address of the principal business office of the PFM Reporting Persons is c/o Partner Fund Management, L.P., 4 Embarcadero Center, Suite 3500, San Francisco, CA 94111.

(6)

The amounts shown and the following information are derived from the Schedule 13G filed on November 16, 2017 by HBM BioCapital II LP. Consists of 1,638,330 shares of common stock held directly by HBM BioCapital II LP. The board of directors of HBM BioCapital II Management Ltd., the general partner of the HBM BioCapital II LP, has sole voting and investment power with respect to such shares. The board of directors of HBM BioCapital II Management Ltd. consists of Mark Wanless, Andrew Wignall and Jim Millen, none of whom has individual voting or investment power with respect to the shares. The address for HBM BioCapital II LP is c/o HBM BioCapital II Management Ltd., Aztec Group House 11-15, Seaton Place, St. Helier JE4 0QH, Jersey. Mr. Bolte, a member of our Board of Directors, is an investment advisor to HBM Partners AG, which provides investment advisory services to HBM BioCaital II Management Ltd. Mr. Bolte has no voting or investment power over the shares held by HBM BioCaptial II LP.

(7)

The amounts shown and the following information are derived from the Schedule 13G/A filed on February 12, 2019 by Morgan Stanley and Joint Stock Company Morgan Stanley Capital Services LLC. Consists of 1,828,729 shares of common stock held directly by Morgan Stanley Capital Services LLC. Morgan Stanley, as parent of Morgan Stanley Capital Services LLC, holds directly or indirectly a majority interest in the outstanding equity securities of Morgan Stanley Capital Services LLC and may therefore be deemed to beneficially own the shares. The principal business office for Morgan Stanley Capital Services LLC is 1585 Broadway, New York, NY 10036.

(8)	Includes options to purchase 329,116 shares of common stock presently exercisable or exercisable within sixty (60) days of April 12, 2019.
(9)	Includes options to purchase 53,071 shares of common stock presently exercisable or exercisable within sixty (60) days of April 12, 2019.
(10)	Includes options to purchase 16,971 shares of common stock presently exercisable or exercisable within sixty (60) days of April 12, 2019.

(11)	Includes options to purchase 6,788 shares of common stock presently exercisable or exercisable within sixty (60) days of April 12, 2019.
(12)	Includes (i) 808,752 shares of common stock and (ii) options to purchase 425,086 shares of common stock presently exercisable or exercisable within sixty (60) days of April 12, 2019.
(13)	Includes (i) 15,572 shares of common stock and (ii) options to purchase 47,318 shares of common stock presently exercisable or exercisable within sixty (60) days of April 12, 2019.
(14)	Includes options to purchase 16,971 shares of common stock presently exercisable or exercisable within sixty (60) days of April 12, 2019.
(15)	Includes options to purchase 16,971 shares of common stock presently exercisable or exercisable within sixty (60) days of April 12, 2019.
(16)	Includes (i) 25,000 shares of common stock and (ii) options to purchase 147,843 shares of common stock presently exercisable or exercisable within sixty (60) days of April 12, 2019.
(17)	Includes options to purchase 1,060,135 shares of common stock presently exercisable or exercisable within sixty (60) days of April 12, 2019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to report to the SEC their initial ownership of our common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any late filings or failures to file. Based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements for our most recent fiscal year were satisfied.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 regarding shares of common stock that may be issued under the Company’s equity compensation plans consisting of our 2011 Plan, our 2017 Plan and our 2017 Employee Stock Purchase Plan, or the ESPP.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities referenced in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:	2,141,527	4.32	2,526,556	(1)
Equity compensation plans not approved by security holders:	N/A	N/A	N/A
Total	2,141,527	4.32	2,526,556

(1)

As of December 31, 2018, there were 2,120,814 shares available for grant under the 2017 Plan and 405,742 shares available for grants under the ESPP. As of the closing of our initial public offering, no additional equity awards may be granted under the 2011 Plan.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder proposals and director nominations should be addressed to our Secretary, c/o Allena Pharmaceuticals, Inc., One Newton Executive Park, Suite 202, Newton, MA 02462.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s annual meeting. Provided, however, that in the event the annual meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting were held in the preceding year, a stockholder’s notice must be received by our corporate secretary not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. For stockholder proposals or director nominations to be brought before the 2019 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at the address set forth above no earlier than February 6, 2020 and no later than March 7, 2020.

In addition, any stockholder proposal intended to be included in the proxy statement for the next annual meeting of our stockholders must also satisfy the SEC regulations under Rule 14a-8 of the Exchange Act, and be received not later than December 28, 2019. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Exchange Act.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

AVAILABILITY OF CERTAIN DOCUMENTS

Accompanying this proxy statement and posted on the investor relations portion of our website at www.allenapharma.com with this proxy statement, is our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The inclusion of our website address here and elsewhere in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement. We will also mail without charge, upon written request, a copy of that Annual Report excluding exhibits. Requests can be made by email by emailing paper@investorelections.com, or by a written request addressed to our Secretary, c/o Allena Pharmaceuticals, Inc., One Newton Executive Park, Suite 202, Newton, MA 02462. Please include your control number with your request.

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker unless we have received contrary instructions from one or more of the stockholders. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders if you make a written or oral request to our corporate secretary at the address above, or by calling 1-866-637-9703.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker by contacting us at the above address or phone number.

ANNUAL MEETING OF ALLENA PHARMACEUTICALS, INC.

Date:	Wednesday, June 5, 2019
Time:	9:00 a.m. (Eastern Time)
Place:	Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210

Please make your marks like this:    ☒  Use dark black pencil or pen only

The Board of Directors Recommends a Vote FOR each of the director nominees listed in proposal 1 and FOR proposal 2.

1:	To elect three Class II directors to hold office until the Company’s 2022 annual meeting of stockholders.
Nominees:
(01) Louis Brenner, M.D.

(02) Allene Diaz

(03) Robert Tepper, M.D.

Vote For All Nominees	Withhold Vote From All Nominees	Vote For All Except
☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “Vote For All Except” box and write the number(s) in the space provided to the right.

		For	Against	Abstain
2:	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2019.	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box.		☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Allena Pharmaceuticals, Inc.

to be held on Wednesday, June 5, 2019

for Holders as of April 8, 2019

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:
INTERNET		TELEPHONE

Go To	Call
www.proxypush.com/ALNA	866-229-3489

•	Cast your vote online 24 hours a day/7 days a week.	OR	•	Use any touch-tone telephone toll-free 24 hours a day/7 days a week.
•	Have your Proxy Card/Voting Instructions Form ready.	MAIL	• •	Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions.
•	View Meeting Documents.

OR	•	Mark, sign and date your Proxy Card/Voting Instruction Form.
	•	Detach your Proxy Card/Voting Instruction Form.
	•	Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Louis Brenner, M.D. and Edward Wholihan and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Allena Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

PROXY TABULATOR FOR ALLENA PHARMACEUTICALS, INC. c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903